Exhibit 99.3

FOR IMMEDIATE RELEASE                            Contact:  Deborah H. Frankovich
                                               Senior Vice President & Treasurer
                                                                    281-774-5100

                   PARACELSUS HEALTHCARE CORPORATION CONFIRMS
                 NEW YORK STOCK EXCHANGE DELISTING NOTIFICATION

         HOUSTON, Texas (May 23, 2000) -- The New York Stock Exchange today informed Paracelsus Healthcare Corporation that the Exchange decided to suspend further trading of the common stock of Paracelsus and plans to apply to the SEC to delist the issue. Among the reasons cited by the Exchange were that the trading price of the stock was abnormally low and that the Company had fallen below certain of the Exchange's continued listing criteria.

         Paracelsus is exploring alternative public trading markets for its stock.

         Paracelsus Healthcare Corporation was founded in 1981 and is headquartered in Houston, Texas. Including a hospital partnership, Paracelsus presently owns the stock of hospital corporations that own or operate 10 hospitals in seven states with a total of 1,287 beds. Additional Company information may be accessed through http://www.prnewswire.com under the Company's name.

         Certain statements contained herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. All statements regarding the Company's expected future financial position, results of operations, cash flows, liquidity, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive position, growth opportunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ materially from the Company's expectations as a result of a variety of factors, including, without limitation, those discussed below.

         Factors which may cause the Company's actual results in future periods to differ materially from forecast results include, but are not limited to: i) Competition and general economic, demographic and business conditions, both nationally and in the regions in which the Company operates; ii) Existing government regulations and changes in legislative proposals for healthcare reform, including changes in Medicare and Medicaid reimbursement levels; iii) The ability to enter into managed care provider arrangements on acceptable terms; iv) Liabilities and other claims asserted against the Company; v) The loss of any significant customer, including but not limited to managed care contracts; vi) The ability to attract and retain qualified personnel, including physicians; vii) The Company's ability to develop and consummate an acceptable and sustainable alternative financial structure, considering the Company's liquidity and limited financial resources; and viii) The possibility that the Company may be forced to file for protection under Chapter 11 of the Federal Bankruptcy Code or that its creditors could file an involuntary petition seeking to place the Company in bankruptcy.

         The Company is generally not required to, and does not undertake to, update or revise its forward-looking statements.